Exhibit 5.1
Skadden, Arps, Slate, Meagher & Flom LLP
1440 NEW YORK AVENUE, N.W.
WASHINGTON, D.C. 20005
________

TEL: (202) 371-7000
FAX: (202) 393-5760
www.skadden.com

February 24, 2026
DigitalOcean Holdings, Inc.
105 Edgeview Drive, Suite 425
Broomfield, Colorado 80021

Re:     DigitalOcean Holdings, Inc.
Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special United States counsel to DigitalOcean Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of an aggregate of (i) 4,597,380 additional shares of the Company’s Common Stock, par value $0.000025 per share (the “Common Stock”), available for issuance under the Company’s 2021 Equity Incentive Plan (the “2021 Plan,” and such shares, the “2021 Plan Shares”), and (ii) 919,476 additional shares of Common Stock available for issuance under the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP,” and such shares, the “2021 ESPP Shares”) (collectively with the 2021 Plan Shares, the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”).

DigitalOcean Holdings, Inc.
February 24, 2026

In rendering the opinion stated herein, we have examined and relied upon the following:
(a)the Registration Statement in the form to be filed with the Commission on the date hereof;
(b)a copy of the 2021 Plan;
(c)a copy of the 2021 ESPP;
(d)an executed copy of a certificate of Amanda Barry, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(e)a copy of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of February 24, 2026, and certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof;
(f)a copy of the Company’s Amended and Restated Bylaws (the “Bylaws”) certified pursuant to the Secretary’s Certificate as being in effect on the date of the resolutions referred to below and as of the date hereof; and
(g)copies of certain resolutions of the Board of Directors of the Company relating to the approval of the 2021 Plan and the 2021 ESPP and certain related matters and certified pursuant to the Secretary’s Certificate.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.
In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the

DigitalOcean Holdings, Inc.
February 24, 2026

Company and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate.
In rendering the opinion set forth below, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent and registrar will be issued by the Company’s transfer agent and registrar, (ii) each award agreement under which options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses, other stock-based awards and certain other awards are granted pursuant to the 2021 Plan and 2021 ESPP will be consistent with the 2021 Plan and 2021 ESPP, respectively, and will be duly authorized, executed and delivered by the parties thereto, and (iii) the Company’s issuance of the Shares does not and will not (a) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (b) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation and the Bylaws although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such instruments) and that the Company will continue to have sufficient authorized shares of Common Stock, and (iv) the Company’s authorized capital stock is as set forth in the Certificate of Incorporation and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.
We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).
Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of the 2021 Plan and the 2021 ESPP, as applicable, and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion letter is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP